Exhibit (a)(1)(I)


FOR IMMEDIATE RELEASE

Media Contact:     John Bloomfield  (201) 269-6400
Investor Contact:  Laura Jordan  (908) 423-5185


          HART-SCOTT-RODINO WAITING PERIOD EXPIRES FOR MERCK-MEDCO
              ACQUISITION OF PROVANTAGE HEALTH SERVICES, INC.

     FRANKLIN LAKES, N.J., June 2, 2000 - Merck-Medco Managed Care, L.L.C., the pharmaceutical benefit services subsidiary of Merck & Co., Inc. (NYSE:MRK), announced today that the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, applicable to Merck-Medco's previously announced tender offer for all of the outstanding shares of common stock of ProVantage Health Services, Inc. (NYSE: PHS), par value $0.01 per share, has expired. As a result, Merck-Medco said that the condition of the tender offer relating to the expiration of the applicable Hart-Scott-Rodino waiting period has been satisfied.

     Merck-Medco, through a wholly owned subsidiary, previously commenced a cash tender offer of $12.25 per share for all issued and outstanding shares of common stock of ProVantage. The tender offer, which is being made pursuant to an Agreement and Plan of Merger dated as of Thursday, May 4, 2000, is scheduled to expire at 12:00 midnight, Eastern Daylight Time, on Wednesday, June 14, 2000, unless extended. Following the consummation of the tender offer, Merck-Medco intends to complete a merger to acquire any shares of ProVantage common stock that are not tendered in the offer. Merck-Medco expects to complete the acquisition by the end of June.

     J.P. Morgan is acting as Dealer Manager, Norwest Bank Minnesota is acting as depositary and Morrow & Co. is acting as information agent for the tender offer.

     This news release does not constitute an offer to purchase any securities, nor solicitation of a proxy, consent or authorization for or with respect to a meeting of the shareowners of Merck & Co., Inc. or ProVantage Health Services, Inc. or any action in lieu of a meeting. Any solicitations will be made only pursuant to separate materials in compliance with the requirements of applicable federal and state securities laws.

     ProVantage, headquartered in Waukesha, Wisconsin, is a health-care benefits management and health information company with health benefit management and health information technology divisions.

     Merck-Medco is the nation's leading provider of high-quality, affordable prescription-drug care, serving benefit plans of employers, unions, commercial and government health plans that provide benefits to more than 52 million Americans, including 14 million older Americans. Additional information about Merck-Medco is available at www.merckmedco.com.

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 This release contains forward-looking statements as defined in Section
  21E of the Securities Exchange Act of 1934, including statements about future business operations, financial performance and market conditions.
      Such forward-looking statements involve risks and uncertainties inherent in business forecasts.
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